Exhibit 107

Calculation of Filing Fee Table

           S-1

(Form Type)

                NovaBay Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share(3)	457(c)	327,860	$1.15	$377,039.00	0.00011020	$41.55
Total Offering Amounts:					$377,039.00		$41.55
Total Fees Previously Paid:							$58.89
Total Fee Offsets:							—
Net Fee Due:							—

(1)

The 1,548,502 shares of our common stock, par value $0.01 (“Common Stock”), being registered hereunder are being registered for sale or other distribution by the Selling Stockholders named in the prospectus that is part of this registration statement. Under Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered include such indeterminate number of shares of Common Stock as may be issuable with respect to the shares being registered in this registration statement as a result of any stock splits, stock dividends or other similar events.

(2)

The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act, using the average of the high and low prices of our Common Stock as reported on the NYSE American on May 12, 2023, a date within five business days prior to the filing of this Registration Statement.

(3)

Consists of 327,860 shares of Common Stock to be issued upon the exercise of the Reprice Warrants. The exercise of the Reprice Warrants into the shares of Common Stock being registered will be subject to certain limitations upon exercise by the holders of such securities.